Exhibit 14 (b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of the Pear Tree Funds and to the use of our report dated May 18, 2017 on the financial statements and financial highlights of the Pear Tree PanAgora Risk Parity Emerging Markets Fund and Pear Tree PanAgora Emerging Markets Fund. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2018